Share Purchase Agreement

dated 5 February 2024

by and between

Minerva Manufacture de chaussures S.A. (the **Seller**)

Allée des Soupirs 2
2900 Porrentruy
Switzerland

and

Lakeland Global Safety, Ltd.,

(CRN: 14490669) (the **Buyer**)

a wholly owned subsidiary of Lakeland Industries, Inc., (the **Parent Party** or **Guarantor**)
Units 9-10 Jetpark, Jetpark Way,
244 Main Road, Newport, East Yorkshire,
United Kingdom

(Seller and Buyer each a **Party** and together the **Parties**)

and

Lakeland Industries, Inc. (the **Guarantor**)

1525 Perimeter Parkway, Suite 325
Huntsville, AL 35806
United States of America

and solely with respect to Sections 7.3 (*Confidentiality*), 7.5 *(Non-Competition)*, 9 (*Miscellaneous*) and 10 (*Governing Law and Arbitration*):

Matthias Aerni (the **Restricted Party**)

Rue des Fauvettes 13
2800 Delémont
Switzerland

regarding

the purchase of all shares in Jolly Scarpe S.p.A. and Jolly Scarpe Romania S.R.L.

Table of Contents

Preamble

A. Seller is a corporation (*Aktiengesellschaft*) duly incorporated in accordance with the laws of Switzerland having its registered office at Allée des Soupirs, 2900 Porrentruy, Switzerland, and is registered with the Commercial Register of the Canton of Jura with number CHE-102.649.146 which is controlled by the Restricted Party.

B. Buyer is a corporation duly incorporated in accordance with the laws of the United Kingdom having its registered office at Units 9-10 Jetpark, Jetpark Way, 244 Main Road, Newport, East Yorkshire, United Kingdom, registered with the Company House with U.K CRN 14490669. Buyer is wholly owned and controlled by the Parent Party

C. Jolly Scarpe S.p.A. (the **Company 1**) is a joint-stock company (*società per azioni*) organized and existing under the laws of Italy with its registered office at Via G. Ferraris 51, Montebelluna(TV), Italy, enrolled with the Chamber of Commerce, Industry, Handicrafts and Agriculture of TREVISO - BELLUNO, Italy under tax code, VAT number and Company registration number no. 01549260261, with a nominal share capital of EUR 400,000 divided into 400,000 shares with a nominal value of EUR 1 each (together the **Shares 1** and each a **Share 1**).

D. Jolly Scarpe Romania S.R.L. (the **Company 2** and together with Company 1 the **Companies** and each a **Company**) is a limited liability company (*Societate cu Raspundere Limitata*) organized and existing under the laws of Romania with its registered office in Bucharest, Romania, 4 Drumul Bercenarului Street, District 4, enrolled with the Bucharest Trade Registry under no. J40/2662/2007, Sole Registration Code: 21044239, with a nominal share capital of RON 3,000,000 divided into 300,000 shares with a nominal value of RON 10 each (together the **Shares 2** and each a **Share 2** and together with the Shares 1 the **Shares** and each a **Share**).

E. The Companies conduct a business dedicated to the manufacture and distribution of professional footwear under the brands "Jolly" and "Cosmas" (the **Jolly Business**).

F. As of the date of this share purchase agreement, Seller is the owner of 100% of the Shares, intends to sell the Shares to Buyer and Buyer intends to buy the Shares from Seller pursuant to the terms and conditions of this share purchase agreement.

G. Prior to executing this Agreement, Buyer has conducted a comprehensive due diligence investigation, amongst others, with respect to the Disclosure Documents.

Now, therefore, the Parties agree as follows:

1. Definitions

Capitalized terms used in this Agreement shall have the meaning assigned to them in Annex 1.

2. Objects of Sale and Purchase

Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell and, on the Closing Date, to transfer the Shares as per Section F of the Preamble to Buyer, and Buyer hereby agrees to buy the Shares from Seller.

3. Purchase Price

3.1. Purchase Price Structure

The consideration payable by Buyer to Seller for the Shares sold under this Agreement (the **Purchase Price**) shall consist of:

(a) An initial consideration (**Initial Consideration**) of CHF 8,000,000 (which full amount shall be used to calculate the tax on the transfer of the Shares **1**, with the understanding that the equivalent consideration in Euros shall be determined by using the spot exchange rate quoted by Bloomberg at 5:00 pm (US central time) on the day before the Closing Date) plus the Estimated Adjustment Amount (such Estimated Adjustment Amount may be positive or negative);

(b) minus the Shortfall or plus the Surplus set forth and payable as contemplated by Section 3.3(k).

3.2. Estimated Adjustment Amount and Estimated Closing Accounts

(a) Seller's good faith estimates of (i) the **Estimated Closing Accounts** which shall be prepared in accordance with the Accounting Principles, as of the Closing Date and (ii) a statement (the **Estimated Closing Statement**) setting forth Seller's calculation, based on the Estimated Closing Accounts, of (x) **Estimated Net Working Capital**, as calculated pursuant to the example set forth on Annex 3.3(b), (y) the Cash as of the Closing Date (the **Estimated Cash**), and (z) the Debt as of the Closing Date (the **Estimated Debt**), and (iii), the corresponding **Estimated Adjustment Amount** (as defined below), prepared in accordance with the Accounting Principles, together with reasonable supporting detail and as communicated to Buyer by each Company five (5) Business Days prior to the date hereof are set forth in Annex 3.2(b).

(b) The estimated adjustment amount (the **Estimated Adjustment Amount**) shall be equal to the Estimated Net Working Capital of the Companies, less the Net Working Capital Target, plus the Estimated Cash minus the Estimated Debt as set forth in the Estimated Closing Accounts.

3.3. Post-Closing Adjustment

(a) No later than forty (40) Business Days following the Closing, Buyer shall cause each Company to deliver to Seller (i) the Closing Accounts which shall be prepared in accordance with the Accounting Principles, as of the Closing

Date, and (ii) a statement (the **Closing Statement**) setting forth Buyer's calculation, based on the Closing Accounts, of the (1) Cash (the **Closing Cash**); (2) the Debt (the **Closing Debt**); and (3) the Net Working Capital (the **Closing Net Working Capital**) and corresponding **Adjustment Amount** (as defined below).

(b) The adjustment amount (the **Adjustment Amount**) shall be equal to the Closing Net Working Capital, less the Net Working Capital Target, plus the Cash minus the Debt as set forth in the Closing Accounts. For illustrative purposes, Annex 3.3(b) provides an example calculation of the Adjustment Amount (with the assumption that the closing values described in 3.3(a) above shall be used in place of the estimated variables described). The Adjustment Amount may be positive or negative.

(c) Unless Seller gives notice to the Buyer within thirty (30) Business Days following receipt of the Closing Accounts and Closing Statement that it disagrees with a specific item or specific items of the Closing Accounts or Closing Statement (the **Notice of Objection**), stating in writing and in reasonable detail the reasons for its disagreement, the Closing Accounts and the Closing Statement shall be deemed final and binding for all purposes.

(d) The Parties shall endeavor in good faith to resolve any disagreement with respect to the Closing Accounts and/or Closing Statement within twenty (20) Business Days after Buyer's receipt of the Notice of Objection. If the Parties are unable to do so, the Parties shall procure that the Adjustment Amount is determined by an independent accounting firm of international standing having offices in Switzerland (excluding however Seller's, Buyer's and the Companies' auditors) with experience in such matters and that is mutually determined by the Parties or, if the Parties fail to agree on such expert within thirty (30) Business Days from the submission by Seller of a Notice of Objection, by an audit firm with good reputation in Switzerland appointed by the chairman of the Basel Chamber of Commerce (the **Expert**) upon request of any of the Parties. The Expert shall hereby act as arbitral expert (*Schiedsgutachter*) in the sense of article 189 of Swiss Code of Civil Procedure (*Zivilprozessordnung, ZPO*) and not as an arbitrator.

(e) The Parties shall procure that the Expert will be granted as promptly as practicable access to all information and documentation that may be reasonably requested by the Expert for the determination of the Closing Accounts and the Closing Statement. As promptly as practicable, the Buyer and the Seller shall each prepare and submit a presentation (only with respect to the unresolved disputed items) to the Expert; provided, however, that copies of all such materials are concurrently provided to the other Party and that such discussions may only occur in the presence (including by telephone) of the other Party. As soon as practicable thereafter, but no later than ten (10) Business Days from the final submission of presentations from the Parties, the Parties shall cause the Expert to render its written decision with respect to the unresolved disputed items and the Adjustment Amount resulting therefrom within thirty (30) Business Days from its appointment.

(f) The Expert shall make its determination of the Closing Accounts and the Closing Statement in respect of the line items as to which the Parties have disagreed based on the presentations and supporting materials provided by the Parties and such other documentation and information as the Expert may reasonably request from each of the Parties. The Expert shall:

(i) give the Parties a reasonable opportunity to make written and oral presentations;

(ii) require that the Parties each submit with any written submissions to the Expert a copy of such submissions to the other Party; and

(iii) permit each Party to be present while oral presentations are being made by the other Party.

(g) Other than as set forth above, the Expert shall determine its own procedure in accordance with the requirements of due process.

(h) The Closing Accounts and Closing Statement as determined by the Expert shall be binding on the Parties and final, unless based on calculation errors or other manifestly incorrect statements of the Expert, in which case the matter shall be referred back to the Expert for correction.

(i) The Closing Accounts and Closing Statement, including without limitation the Adjustment Amount (i) to which Seller does not object, (ii) to which the Parties agree or (iii) as otherwise conclusively determined by the Expert shall be referred to, respectively, as the **Final Closing Accounts, the Final Closing Statements** and **Final Adjustment Amount**.

(j) The costs and expenses (including VAT) of the Expert shall be allocated between the Parties in proportion to their relative success or defeat in the proceedings before the Expert (measured against Seller's and Buyer's position in their initial submissions to the Expert and as determined in its sole discretion by the Expert). The final determination of the Final Closing Accounts and of the Final Adjustment Amount by the Expert shall be conclusive and binding on the Parties, save in the event of fraud or manifest error of the Expert or the Expert's determination being arbitrary, careless, flawed or highly contrary to equity. In such case a Party shall initiate arbitration proceedings pursuant to this Agreement within 30 Business Days from receipt of the final determination.

(k) Within ten (10) Business Days after the determination of the Final Closing Accounts, the Final Closing Statements and the Final Adjustment Amount pursuant to Section 3.3(i), and

(i) if the Final Adjustment Amount is greater than the Estimated Adjustment Amount, Buyer shall pay the Surplus plus interest accrued thereon between the Closing and the date of payment at the rate set forth in Section 8.3, to Seller by wire transfer of immediately available funds to an account of Seller designated in writing by Seller; or

(ii) if the Final Adjustment Amount is smaller than the Estimated Adjustment Amount, Seller shall pay the Shortfall, plus interest accrued thereon between the Closing and the date of payment at the rate set forth in Section 8.3, to Buyer by wire transfer of immediately available funds to the bank account indicated by Buyer.

(l) The Shortfall or Surplus shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by law.

(m) Subject to Section 5 hereof, the adjustment procedures set forth in this Section 3.3 shall be the sole and exclusive adjustment procedures with regard to the Purchase Price and the Parties hereto expressly waive any and all other adjustment procedures and all other remedies or entitlements under any applicable law having the same economic effect (without prejudice to the remedies provided in this Agreement).

3.4. Holdback Amount

(a) In order to secure the claims of Buyer against Seller for breaches of representations and warranties, under indemnities, covenants as well as any other claims which Buyer may have against Seller under this Agreement, an amount of CHF 800,000 shall be deferred (the **Holdback Amount**).

(b) Buyer shall be entitled to set-off the amounts resulting from any claims of Buyer under this Agreement against Seller with the Holdback Amount.

(c) The Holdback Amount, less the amounts that were set-off to satisfy the claims of Buyer against Seller (if any) shall be paid twelve (12) months after the Closing Date by way of bank wire transfer of immediately available funds to a bank account indicated by Seller.

4. Closing

4.1. Place and Date of Closing

(a) The Closing shall take place remotely via the exchange of signatures, or at any other place agreed by the Parties.

(b) The Closing shall take place on the date hereof or such other date agreed upon by and among the Parties.

4.2. Actions by Seller

At Closing, Seller shall deliver or cause to be delivered to the Buyer the following:

(a) for the transfer of the Shares 1, the final endorsement of said shares certified by an Italian Notary (in the name of dr. Giuseppe Scioli) effected in accordance with Articles 15(1) and 15(3) of Italian Royal Decree no. 239 of 29 March 1942;

(b) for the transfer of the Shares 2,

(i) a resolution of the competent governing body according to Company Law no. 31/1990 as subsequently amended, regarding the approval of the transfer of Shares 2, signed in original by the legal representative/representative empowered to represent the sole shareholder in the Company 2, which includes all the statements and documents necessary for the legal registration of transfer of the Shares 2 with the competent authorities according to the law applicable at the Closing Date, including but not limited to the Bucharest Trade Registry, Romanian Fiscal Authorities, banks, etc.;

(ii) Company 2's updated articles of incorporation valid at the Closing Date and any necessary documents that have to be registered with the Bucharest Trade Registry to ensure the registration of the transfer of the Shares 2 to the Buyer;

(c) a copy of a resolution of the board of directors of the Seller approving the execution of this Agreement and the performance of the transactions contemplated thereunder;

(d) a copy of any power of attorney under which any of the actions referred to in this Section 4.2 are executed, including evidence reasonably satisfactory to Buyer of the authority of any person signing on behalf of Seller; and

(e) two copies of the Disclosure Documents (in the form of electronic copies on a USB key or equivalent medium).

4.3. Actions by Buyer

At Closing Date, Buyer shall:

(a) pay the Initial Consideration plus the Estimated Adjustment Amount minus the Holdback Amount to Seller without any additional deductions by wire transfer to the bank account designated by Seller in immediately available funds so that they will be credited on the recipients' bank accounts with value date being the Closing Date;

(b) pay or cause Company 2 to repay the Seller the loans according to the three agreements dated 18 December 2017, 1 March 2018 and 1 March 2018;

(c) for the transfer of the Shares 2,

(i) deliver to the Seller a resolution of the competent governing body of the Buyer according to Company Law 31/1990 as subsequently amended, regarding the approval of the transfer of Shares 2, signed in original by the legal representative/representative empowered to represent the sole shareholder in the Company 2, which includes all the necessary statements and documents for the legal registration of the transfer of the Shares 2 with the competent authorities according to the law applicable at the Closing Date, including but not limited to the Bucharest Trade Registry, Romanian Fiscal Authorities, banks, etc.;

(ii) sign and deliver to the Seller the updated articles of incorporation following the transactions contemplated by this Agreement and any necessary documents that have to be registered at the Bucharest Trade Registry to ensure the registration of the transfer of the Shares 2 to the Buyer; and

(d) deliver a copy of any power of attorney under which any of the actions referred to in this Section 4.3 are executed, including evidence reasonably satisfactory to Seller of the authority of any person signing on behalf of Buyer.

4.4. Exchange of documents / Closing effected /Joint Actions

(a) Upon confirmation by the Seller's bank that the amount equal to the Initial Consideration, plus the Estimated Adjustment Amount, less the Holdback Amount, has been credited to the Seller's bank account, the Parties shall release signatures (held by the Parties' attorneys) and exchange the documents listed in Sections 4.2 and 4.3.

(b) All actions taken at Closing shall be deemed to have occurred simultaneously. If any such action has not occurred on the Closing Date, the Closing shall be deemed not to have occurred.

(c) At Closing, the Parties shall confirm the completion of Closing by signing the Closing Memorandum.

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5. Representations and Warranties

5.1. Representations and Warranties of Seller

Subject to the limitations set forth in Section 6, Seller hereby represents and warrants to the Buyer that the representations and warranties set forth in Annex 5.1 are true and correct on both the date of this Agreement and the Closing Date, except that those representations and warranties which are explicitly made as of a specific date shall be true and correct only as of such date. All representations and warranties shall be qualified by the disclosures made to the Buyer in the Disclosure Documents but only to the extent that any matter or information reflected therein has been Fairly Disclosed to Buyer.

5.2. Representations and Warranties of Buyer

Subject to the limitations set forth in Section 6, Buyer hereby represents and warrants to Seller that the representations and warranties set forth in Annex 5.2 are true and correct on both the date of this Agreement and the Closing Date, except that those representations and warranties that are explicitly made as of a specific date shall be true and accurate only as of such date.

5.3. No other Representations and Warranties

(a) Seller acknowledges that Buyer has not made and does not make, and Seller has not relied on and does not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement, except for the representations and warranties given by Buyer in this Agreement.

(b) Buyer acknowledges that Seller has not made and does not make, and Buyer has not relied on and does not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement, except for the representations and warranties given by Seller in this Agreement. Without limiting the generality of the foregoing, Buyer specifically acknowledges that Seller has not made and does not make any representation or warranty with respect to budgets, business plans, forward-looking statements relating to all future product pipeline, client relationships, and other projections of a financial, technical or business nature relating to the Companies.

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6. Remedies

6.1. Remedies of Buyer

6.1.1. Notice of Breach (*Rüge*)

(a) Buyer shall deliver to Seller a notice in writing describing the underlying facts of a claim for misrepresentation or breach of warranty in reasonable detail to the extent then known supported by available documentation (the **Notice of Breach**) at the earlier of:

(i) Thirty (30) Business Days after Buyer having obtained knowledge of a misrepresentation or breach of warranty pursuant to Section 5.1; or

(ii) (1) in case of a notice of any audit, investigation, demand or claim made or threatened to be made by any third party, or (2) in case of a submission to, or a decision or order by, any competent court, arbitral tribunal or governmental or administrative body (including, without limitation, tax authorities), which either case Buyer believes is reasonably likely to give rise to a claim for misrepresentation or breach of warranty, within forty (40) Business Days after Buyer having received any such notice, submission, decision or order.

(b) Failure to give the Notice of Breach within the time periods set forth above shall not exclude Seller's liability hereunder; *provided, however,* that Seller shall not be liable for any damage, loss, expense or cost to the extent caused or aggravated by Buyer's failure to give duly and timely notice within the time periods set forth in this Section 6.1.1.

(c) The regime provided for in this Section 6.1.1 shall be *in lieu* of, and to the exclusion of, Buyer's duty to immediately check the purchased assets/objects and notify Seller in accordance with article 201 CO.

6.1.2. Seller's Right to Cure

With respect to a misrepresentation or a breach of a warranty notified by Buyer to Seller pursuant to Section 6.1.1, Seller shall have the right, within a period of time not exceeding thirty (30) Business Days after receipt of the Notice of Breach and at their own expense, to put Buyer in the same position in which it would have been if no misrepresentation or breach of warranty had occurred.

6.1.3. Seller's Liability

If, and to the extent, such cure cannot be effected, or is not effected within such time period, Seller shall be liable to the Buyer, subject to the further exclusions and limitations set forth in this Section 6 for any damage, loss, expense or cost (including reasonable attorney's fees but excluding any not reasonably foreseeable indirect (*mittelbar*) or consequential (*Mangelfolge-*) damages or loss of profit) incurred or sustained by Buyer or the Companies to establish the state represented or warranted in the representations and warranties set forth in Section 5.1.

6.1.4. Term of Representations and Warranties

(a) The representations and warranties set forth in Section 5.1 shall survive the Closing:

(i) until the 5th anniversary of the Closing with respect to the Fundamental Warranties; and

(ii) in case of all other representations and warranties set forth in Annex 5.1, twelve (12) months after the Closing.

(b) The Parties agree to substitute the statute of limitations set forth in article 210 CO for the survival periods set forth in this Section 6.1.4, it being understood that at the expiry of any of such survival periods, any claim for misrepresentation or breach of warranty which has not been notified to the Seller in accordance with Section 6.1.1 shall be deemed time-barred (*verjährt*) and forfeited (*verwirkt*) automatically, without any need for defence on the part of Seller.

6.1.5. Exclusion of Liability

All matters and information which have been Fairly Disclosed:

(a) in this Agreement or its Annexes;

(b) the documents disclosed to Buyer in connection with the due diligence review as listed in the data room index attached hereto as Annex 6.1.5(b) (the **Data Room Index**);

(all the documents referred to in this Section 6.1.5 collectively being the **Disclosure Documents**) shall operate as an exclusion of, or limitation to, Seller's representations and warranties as set forth in Section 5.1 and Buyer's respective rights pursuant to Section 6.1.2, and Seller shall be under no liability pursuant to this Section 6.1.2 to the extent that any matter or information has been Fairly Disclosed to Buyer in the Disclosure Documents.

6.1.6. Limitations on Seller's Liability

(a) Seller shall not be liable to Buyer for any claims asserted by Buyer against Seller pursuant to Section 6.1.2 unless (i) the amount of the claim or series of claims based on the same set of facts or origin made by Buyer exceeds on a stand-alone basis CHF 10,000 (such claim or series of claims, a **Qualifying Claim**), and (ii) the amount of Seller's liability in respect of the relevant Qualifying Claim exceeds, or when aggregated with the amount of the total obligation of Seller in respect of all other Qualifying Claim will exceed, CHF 100,000 (the **Threshold Amount**). If the Threshold Amount has been exceeded, Seller shall be required to indemnify Buyer from and against any and all losses suffered or incurred by Buyer, and not just the losses in excess of the Threshold Amount.

(b) Notwithstanding anything in this Agreement to the contrary, Seller's aggregate liability pursuant to Section 6.1.2, except in case of a breach of Fundamental Warranties, shall not exceed an amount equal to the Holdback Amount (the **Cap**); *provided, however*, that in case of breach of Fundamental Warranties the Seller's liability shall in the aggregate not exceed 100% of the Purchase Price.

(c) Seller's liability pursuant to Section 6.1 shall be excluded or reduced, as the case may be, if, and to the extent:

(i) Buyer and, following Closing, the Companies, have (1) failed to use their reasonable best efforts to mitigate its loss or damage in respect thereof or have (2) caused or aggravated such liability or such liability is caused or aggravated by circumstances for which Buyer is responsible (Art. 44 CO);

(ii) Buyer or the Companies have recovered from any third Person, including, but not limited to, an insurer, costs, expenses or damages in respect of any matter to which a claim asserted relates, after deduction of all duly documented costs and expenses incurred in making such recovery (including reasonable attorney's fees);

(iii) any Tax payable by the Companies is reduced as a result of a matter giving rise to a claim for misrepresentation, breach of warranty or indemnity; and

(iv) such claim arises or is increased as a result of any legislation, regulation, rule of law or practice not in force prior to or at the Closing Date or the withdrawal after Closing of any permit previously granted

by any relevant authority or as a result of any change made or introduced after the Closing Date in any legislation, regulation, rule of law or practice of any relevant authority, whether or not such change or withdrawal purports to be effective retrospectively in whole or in part.

The foregoing provisions shall apply *mutatis mutandis* with respect to Buyer's liability pursuant to Section 6.2.

(d) Any payment made by any Seller to Buyer under this Agreement shall be considered as a reduction of the Purchase Price.

(e) Any claim based on fraud or gross negligence of the Seller shall not be subject to the limitations of liabilities set out in this Section 6.1.

6.1.7. Third Party Claims

(a) In case of any claim brought or threatened by a third party, including, but not limited to, claims brought by tax or other Governmental Authorities, against Buyer with respect to the Companies, which qualifies as a breach of a representation or warranty or as a misrepresentation and which has been notified by Buyer in accordance with Section 6.1.1, Buyer shall be entitled to oppose, or to cause the Companies to oppose, such claim, and Seller shall use their reasonable best efforts in assisting Buyer or the Companies in defending such claim. Subject to the provisions of this Agreement, Seller shall bear all reasonable attorney's fees, sustained or incurred by Buyer or the Companies in defending such claim (to the extent such fees cannot be recovered from the third party). Buyer shall procure that no such claim is settled without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(b) In case any of the claims or series of claims based on the same factual circumstances specified in subsection 6.1.7(a) of this Section exceeds or is reasonably likely to exceed CHF 100,000, Seller shall have the right to defend, at their own expense and by their own counsel, any of such claims. Seller shall procure that none of such claims are settled without the prior written consent of Buyer, which consent shall not be unreasonably withheld, provided that Seller shall in case of such settlement indemnify Buyer against any damage, loss, expense or cost arising from such settlement. Buyer's consent shall be deemed to be given if Buyer does not object within ten (10) Business Days following receipt of Seller's written notification of its intention to settle a claim. Buyer shall cooperate with and provide at its own cost appropriate documentation (subject to any statutory privilege or statutory duties of confidentiality) and support in connection with such compromise or defense, as reasonably requested by Seller or their counsel. Buyer shall have the right to participate, at its own cost, in the defense of any asserted liability.

(c) Buyer may direct Seller to agree to settle any asserted liability against Buyer or the Companies at any time; *provided, however*, that Buyer at the same time unconditionally and irrevocably waives any claims it may have for misrepresentation or breach of warranty against Seller under this Agreement regarding such asserted liability.

6.2. Remedies of Seller

The provisions of Section 6.1 shall apply by analogy with respect to any misrepresentation or breach of warranty by Buyer.

6.3. Remedies Exclusive

The remedies under this Agreement shall be *in lieu* of, and not in addition to, the remedies provided for under the CO. All other remedies, including, but not limited to, the right to rescind this Agreement following Closing, shall not apply and are hereby explicitly waived. In particular, and without limitation to the foregoing, Seller and Buyer hereto explicitly waive (i) any and all rights pursuant to articles 97 *et seq.*, 192 *et seq.* and 197 *et seq.* CO, (ii) the right of contract rescission under article 205 CO or otherwise, and (iii) the right to challenge the validity of this Agreement for fundamental error under article 23 *et seq.* CO.

7. Covenants

7.1. Press Releases and Other Public Announcements

Following the date of this Agreement, all public announcements or press releases issued in connection with the transactions contemplated by this Agreement shall only be published after the Parties have consulted and agreed on the contents of such public announcements or press releases. Nothing in this Agreement shall restrict or prohibit:

(a) any announcement or disclosure required by statutory law or regulations, by any competent judicial or regulatory authority or any competent securities exchange; in such case the Parties shall, if and to the extent permitted by law, cooperate in good faith in order to agree on the content of any such announcement or disclosure before it is made;

(b) Buyer or the Companies from informing customers or suppliers of the acquisition of the Companies by Buyer after Closing; or

(c) Buyer from making any disclosure to any of its directors, officers, employees, agents or advisors who need to receive such information for the performance of their duties; provided that each such person shall have agreed or is otherwise under the obligation to maintain the confidentiality of such information in accordance with this Section 7.1, any other provision of this Agreement or applicable law.

7.2. No Recourse against Directors and Officers

(a) Neither Seller nor Buyer shall make, and procure that the Companies shall not make, any claim against any director or officer of the Companies in connection with this Agreement or the agreements pursuant hereto or otherwise in connection with the transactions contemplated hereby except in the case of willful breach of duties or fraudulent or criminal conduct of such directors or officers.

(b) At the first annual meeting of each Company after the Closing, Buyer shall vote, or cause the relevant shareholders or other stakeholders to vote, in favor of an unconditional discharge to the directors and officers of the respective Company in connection with their respective conduct of their business in the period up to Closing except in the case of willful breach of duties or fraudulent or criminal conduct of such directors or officers.

(c) With respect to this Section 7.2 and other provisions, any obligation of Seller or Buyer to cause any Person to take or to omit certain actions or to act in a certain manner under or in connection with this Agreement shall always cease to apply in case of any bankruptcy, insolvency or similar proceedings involving such Person or other restrictions under applicable corporate law or any other law applicable.

7.3. Confidentiality

(a) The mutual confidentiality agreement executed by the Parties on 27 February 2023 (the **Confidentiality Agreement**) shall remain in full force and effect until Closing.

(b) From the Closing, each Party shall maintain the confidentiality of the contents of this Agreement and no Party shall disclose the content of this Agreement to a third party unless (i) required to do so by applicable law, governmental or other regulation (including a stock exchange regulation), a court decision or a governmental order to make a disclosure, or (ii) the Parties shall have agreed in writing to make such disclosure. Seller shall, and shall cause their Affiliates, directors, officers, employees and advisors to (1) maintain the confidentiality of all confidential information in respect of the Buyer and of the Companies, (2) not disclose any such information to third parties, and (3) not use any such confidential information for their own benefit, the benefit of any other person or to the detriment of the Buyer, its Affiliates or the Company, except as may be required by applicable law or applicable regulations and save to the extent that such confidential information comes into the public domain other than by a breach of this paragraph.

(c) If a Party is required by applicable law, governmental or other regulation (including a stock exchange regulation), a court decision or a governmental order to make a disclosure, it shall inform, to the extent reasonably practicable and legally permissible, the other Party that such disclosure is

required, and the Parties shall use their reasonable best efforts to agree in good faith on the content of such disclosure before it is made.

(d) Neither the Confidentiality Agreement nor the foregoing confidentiality undertaking shall:

(i) prevent Buyer from providing information to providers of financing for the transactions contemplated by this Agreement and to its advisors;

(ii) prevent the Buyer from making an announcement or disclosure required by statutory law (including, but not limited to, stock exchange law), any competent Governmental Authority or any competent securities exchange; or

(iii) prevent Buyer or Seller from exercising its rights and fulfilling their obligations under this Agreement.

(e) If the transactions contemplated by this Agreement are not consummated, upon the request of one Party, the other Party will, and will cause each of its Affiliates and their respective directors, employees and advisors to, promptly (and in no event later than five (5) Business Days after such request) return or cause to be returned all documents and information, including but not limited to the Disclosure Documents received by such Party in connection with this Agreement or the transactions contemplated hereby; provided that one copy may be retained by each advisor to a Party for the records that they are required to keep in their capacity as professional advisors and the confidentiality of such Disclosure Documents shall be maintained.

7.4. Retention of Documents

Seller shall have the right to request Buyer to provide copies of all data and documents of the Companies which relate to the time up to the Closing Date and which Seller requires in order to comply with any legal requirements (including for filings with respect to Taxes) and with respect to any judicial, quasi-judicial, administrative, Tax, audit, or arbitration proceeding involving the Seller or the Companies. Buyer shall comply with Seller's request in due time.

7.5. Non-Competition

(a) Restricted Party covenants and undertakes to Buyer that during the period from the Closing Date to and including the second anniversary of the Closing Date (the **Non-Compete Period**) he shall not (i) engage in any Restricted Activity, and (ii) acquire, in the context of any acquisition, merger, joint venture, asset purchase, or any other business combination, a controlling ownership interest in a third party person engaged in a Restricted Activity.

(b) If at any time a court holds that the restrictions stated in this Section 7.5 are unreasonable or otherwise unenforceable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area determined to be reasonable under such circumstances

by such court will be substituted for the stated period, scope or area, and the court making the determination of unreasonableness or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Restricted Party acknowledges and agrees that money damages shall not be an adequate remedy for any breach or threatened breach of the provisions of this Section 7.5 and that, in such event, Buyer may, in addition to any other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of the provisions of this Section 7.5 (including, if the court so determines, the extension of the Non-Compete Period by a period equal to the length of court proceedings necessary to stop such violation).

(c) Restricted Party agrees that the restrictions contained in this Section 7.5 are reasonable in all respects (including its duration, geographical area and scope) and are necessary to protect Buyer's substantial investment in the Company.

8. Taxes, Costs, Expenses and Interest

8.1. Taxes

Except as otherwise provided for in this Agreement, each Party shall bear all Taxes incurred by or levied on it in connection with the transactions contemplated under this Agreement. Any duties imposed by applicable law on the transfer of the Shares, (e.g. transfer taxes (*Umsatzabgabe*)), shall be borne by the Party which has incurred or is liable to pay such Taxes.

8.2. Costs and Expenses

Except as otherwise provided herein, each Party shall bear its own costs and expenses (including advisory fees) incurred in the negotiation, preparation, execution and completion of this Agreement.

8.3. Interest

If a Party defaults in the payment of any amount payable under this Agreement when due, the liability of such Party shall be increased to include interest on that amount from the date when the payment was due until the date it is actually paid (whether before or after a court judgment) at an annual rate of interest equal to the SARON three (3) months compound rate (as published by the SIX Swiss Exchange) plus 300 basis points (3%). If the applicable compounded SARON is less than zero, the applicable compounded SARON shall be deemed zero.

9. Miscellaneous

9.1. Liability of Guarantor

The Guarantor shall be jointly and severally liable pursuant to article 143 *et seq.* CO for all obligations and liabilities of the Buyer under this Agreement.

9.2. Effect on Third Parties

No Person other than the Parties shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer any rights, benefits or remedies on any Person other than the Parties.

9.3. Notices

(a) All notices or other communications to be given under or in connection with the Agreement shall be made in writing and shall be delivered by registered mail (return receipt requested), an internationally recognized courier to the following addresses:

if to Seller:	Minerva Manufacture de chaussures S.A. Allée des Soupirs 2 2900 Porrentruy, Switzerland Attn: Matthias Aerni Email: maerni@minerva-shoes.com
with a copy to:	Walder Wyss Ltd. Aeschenvorstadt 48 PO Box 633 4010 Basel, Switzerland Attn: Alexander Gutmans and Christoph Burckhardt Email: alexander.gutmans@walderwyss.com / christoph.burckhardt@walderwyss.com
if to Buyer/Guarantor:	Lakeland Industries, Inc. 1525 Perimeter Parkway, Suite 325 Huntsville, AL 35806, USA Attn: Joshua Sletten Email: jsletten@lakeland.com
with a copy to:	Maynard Nexsen, P.C. 655 Gallatin Street, SW Huntsville, AL 35801, USA Attn: Richard Marsden Email: rmarsden@maynardnexsen.com

or such other address as any of the Parties may notify to the other Party in accordance with the above.

(b) All notices delivered in person shall be deemed to have been delivered to, and received by, the addressee and shall be effective on the date of personal delivery; notice by registered mail or courier shall be deemed effective on the date it was deposited in the mail or delivered to the courier.

9.4. Entire Agreement

In addition to the Confidentiality Agreement which shall survive as stated in Section 7.3 (Confidentiality), this Agreement, including the Annexes and any other documents referred to herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto.

9.5. Amendments and Waivers

This Agreement may only be modified or amended by a written document signed by all Parties. Any provision contained in this Agreement may only be waived by a written document signed by the Party waiving such provision, and a waiver of any right under this Agreement applies only to the person to which the waiver is addressed and the circumstances for which it is given. No waiver of any term or provision of this Agreement or of any right or remedy arising out of or in connection with this Agreement constitutes a continuing waiver or a waiver of any term, provision, right or remedy relating to a subsequent breach of such term or provision or of any other right or remedy under this Agreement. The failure or delay by a Party in exercising any right or remedy under or in connection with this Agreement will not constitute a waiver of such right or remedy.

9.6. No Assignment

A Party shall not assign this Agreement or any rights or obligations hereunder to any third party, including but not limited to pursuant to a transfer of assets (*Vermögensübertragung*) or divestiture (*Abspaltung*), without the prior written consent of the other Parties; provided that, the no such consent shall be required with respect to an assignment by Buyer to any of its Affiliates.

9.7. No Set-off

Except as explicitly set forth in this Agreement, Buyer shall have no right to set-off any claims against the Seller from any payments to be made by Buyer under this Agreement.

9.8. Severability

If any part or provision of this Agreement shall be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or

administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties shall endeavor to negotiate in good faith a substitute provision that best reflects the economic intentions of the Parties without being unenforceable and shall execute all agreements and documents required in this connection.

10. Governing Law and Arbitration

10.1. Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland (to the exclusion of the Vienna Convention on the International Sale of Goods dated 11 April 1980).

10.2. Arbitration

Any dispute, controversy or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Center in force on the date on which the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three (3). The seat of arbitration shall be Basel, Switzerland. The proceedings shall be conducted, and any award shall be rendered, in English.

[SIGNATURES ON NEXT PAGE]

Signatures

Seller | **Minerva Manufacture de chaussures S.A.**

Basel, 5/2/2024
Place, date

By: Matthias Aerni
Title: Chairman of the Board of Directors

Buyer | **Lakeland Global Safety, Ltd.**

Place, date

By: Joshua Sletten
Title: Director

Guarantor | **Lakeland Industries, Inc.**

Place, date

By: Roger Shannon
Title: Chief Financial Officer

Signatures

Seller	**Minerva Manufacture de chaussures S.A.**
Place, date	By: Matthias Aerni Title: Chairman of the Board of Directors
Buyer	**Lakeland Global Safety, Ltd.**
Place, date	By: Joshua Sletten Title: Director
Guarantor	**Lakeland Industries, Inc.**
Place, date	By: Roger Shannon Title: Chief Financial Officer

Annex 1 – Definitions

Defined Term	Meaning
Accounting Principles	shall mean, in respect of each of the Companies, the generally accepted accounting principles applicable in Italy and Romania, as applied by the Companies consistent with their past practice and in accordance with the applicable law.
Adjustment Amount	shall have the meaning given in Section 3.3(b).
Affiliate	shall mean with respect to any person, any person that directly or indirectly through one or more intermediaries controls such person or is under direct or indirect common control with such person. As used herein, the term "control" means possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.
Agreement	shall mean this share and asset purchase agreement including all of its Annexes and related documents.
Annex	shall mean an annex to this Agreement.
Business Day	shall mean any day on which the commercial banks in Basel are open for normal business transactions.
Buyer	shall have the meaning given on the cover page of this Agreement.
Cap	shall have the meaning given in Section 6.1.6(b).
Cash	shall mean cash and cash equivalents as the aggregate amount of (i) cash on hand, (ii) immediately available amount of demand deposits with banks, financial or other similar institutions, (iii) certified cheques, (iv) all freely available to the Company, including interest bearing short

Defined Term	Meaning
	and long-term receivables (each in the meaning of the Accounting Principles), (v) prepayments for liabilities to be incurred post-Closing, (vi) receivables due from Governmental Authority and (vii) receivables from third parties which are actually paid to the Company within 30 days post-Closing.
CHF	shall mean Swiss francs, being the lawful currency of Switzerland.
Closing	shall mean the consummation of the transactions contemplated by this Agreement as described in Section 4.
Closing Accounts	shall mean the unaudited balance sheet and statement of income of the Companies as of the Closing Date.
Closing Cash	shall have the meaning set forth in Section 3.3(a).
Closing Date	shall mean the date on which the Closing actually occurs, as provided in Section 4.1(b).
Closing Debt	shall have the meaning set forth in Section 3.3(a).
Closing Memorandum	shall mean the closing memorandum prepared by Seller's legal counsel, in cooperation with Buyer's legal counsel, which describes the Closing actions pursuant to Sections 4.2, 4.3 and 4.4 and which shall serve as evidence for the Closing of the transactions contemplated under this Agreement.
Closing Net Working Capital	shall have the meaning set forth in Section 3.3(a).
Closing Statement	shall have the meaning given in Section 3.3(a).
CO	shall mean the Swiss Code of Obligations (OR).
Company 1	shall have the meaning given in Section C of the Preamble.
Company 2	shall have the meaning given in Section D of the Preamble.

Defined Term	Meaning
Company(ies)	shall have the meaning given in Section D of the Preamble.
Data Room Index	shall have the meaning given in Section 6.1.5(b).
Debt	any interest bearing debt, including but not limited bank debt, factoring facilities, accrued outstanding interest, mezzanine or hybrid capital, shareholder loans or similar items, any external unfunded pension liability under a defined benefit plan, plus the sum of any (i) third party and related party accounts payables and (ii) accruals for invoices outstanding; Debt shall not include any tax liabilities and fees imposed on Company 2 in connection with the transfer of Company 2's real estate to Seller's Affiliate in Romania.
Disclosure Documents	shall have the meaning given in Section 6.1.5.
Estimated Adjustment Amount	shall have the meaning given in Section 3.2(b).
Estimated Closing Statement	shall have the meaning given in Section 3.2(a)(ii).
Estimated Closing Accounts	shall have the meaning given in Section 3.2(a).
Estimated Cash	shall have the meaning given in Section 3.2(a).
Estimated Debt	shall have the meaning given in Section 3.2(a).
Estimated Net Working Capital	shall mean, an estimate, as of the Closing Date value of the relevant company's short term assets less such company's short term liabilities as set forth on <u>Annex 3.2</u> with no duplication for cash or debt.
EUR	shall mean Euro, being the lawful currency of certain member states of the European Union.
Expert	shall have the meaning given in Section 3.3(d).
Fairly Disclosed	shall mean a disclosure of fact in a manner which allowed Buyer and its advisors without any in-depth knowledge of

Defined Term	Meaning
	the Companies to reasonably identify and assess the impact of such fact on the business operations and prospects of the Companies based on the reading of the Disclosure Documents and without need for any specific explanation or highlighting from the part of the Companies. The concept of fair disclosure as defined herein shall supersede article 200 para. 2 CO.
Final Adjustment Amount	shall have the meaning given in Section 3.3(i).
Final Closing Accounts	shall have the meaning given in Section 3.3(i).
Final Closing Statement	shall have the meaning given in Section 3.3(i).
Fundamental Warranties	mean the matters covered by paragraph (a) of Annex 5.1 (*Ownership and Qualification*) and paragraph (b) of Annex 5.1 (*Due Authorization*).
Governmental Authorities	shall mean any (a) nation, state, province, territory, county, municipality, district or other jurisdiction; or (b) body entitled to exercise any executive, legislative, judicial or administrative authority or power.
Guarantor	shall have the meaning given on the cover page of this Agreement.
Holdback Amount	shall have the meaning given in Section 3.4(a).
Initial Consideration	shall have the meaning given in Section 3.1(a).
Intellectual Property Rights	shall mean patents, Trademarks, know how, copyrights, design rights, rights in databases, domain names and other intellectual property rights, whether registered or not.
Jolly Business	shall have the meaning given in Section E of the Preamble.
Jolly Intellectual Property Rights	shall have the meaning given in paragraph (f)(i) of Annex 5.1.

Defined Term	Meaning
Lien	shall mean any lien, charge, encumbrance, security interest, including but not limited to interests arising from options, pledges, mortgages, indentures, security agreements, rights of first refusal or rights of pre-emption, irrespective of whether such Lien arises under any agreement, covenant, other instrument, the mere operation of statutory or other laws or by means of a judgment, order or decree of any court, judicial or administrative authority, and shall also mean any approval or consent required from a third party for the exercise or full vesting of a right or title.
Net Working Capital	shall mean, at the Closing Date, the value of the relevant company's short term assets less such company's short term liabilities as set forth on Annex 3.3(b) with no duplication for cash or debt.
Net Working Capital Target	shall be the amount of EUR 4,991,000 which shall be converted to CHF by using the spot exchange rate quoted by Bloomberg at 5:00 pm (US central time) on the day before the Closing Date.
Material Contract	shall have the meaning given in paragraph (h)(i) of Annex 5.1.
Notice of Breach	shall have the meaning given in Section 6.1.1(a).
Notice of Objection	shall have the meaning given in Section 3.3(c).
Parent Company	shall have the meaning given on the cover page of this Agreement.
Party(ies)	shall have the meaning given on the cover page of this Agreement.
Permits	shall have the meaning given in paragraph (k) of Annex 5.1
Permitted Lien	shall mean (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Lien arising in the ordinary course of business by operation of law and Liens for Taxes

Defined Term	Meaning
	with respect to an obligation or liability that is not yet due or delinquent or that may thereafter be paid without penalty.
Person	shall mean any natural person, corporation, general or limited partnership, business trust, a limited liability company, a trust, an unincorporated organization doing business, a government or any department or agency thereof, a joint venture or any other person or entity doing business.
Policies	shall have the meaning given in paragraph (i)(i) of Annex 5.1.
Purchase Price	shall have the meaning given in Section 3.1.
Qualifying Claim	shall have the meaning given in Section 6.1.6(a).
Restricted Activity	shall mean any work, business or activity in the field of the manufacture and/or distribution of professional footwear in the territory of the European Union, Switzerland or in the United States of America.
Restricted Party	shall have the meaning given on the cover page of this Agreement.
RON	shall mean Romanian leu, being the lawful currency of Romania.
Section	shall mean a section of this Agreement.
Seller	shall have the meaning given on the cover page of this Agreement.
Seller's Knowledge	shall mean the actual knowledge of Mr. Matthias Aerni.
Shares 1	shall have the meaning given in Section C of the Preamble.
Shares 2	shall have the meaning given in Section D of the Preamble.

Defined Term	Meaning
Share(s)	shall have the meaning given in Section D of the Preamble.
Shortfall	shall mean the amount, if any, by which the Estimated Adjustment Amount is greater than the Final Adjustment Amount
Surplus	shall mean the amount, if any, by which the Final Adjustment Amount is greater than the Estimated Adjustment Amount
Tax(es)	shall mean all taxes, including income taxes (personal or corporate), capital taxes, stamp duties (both on the issuance and on the transfer of securities), transfer taxes, withholding taxes, value added taxes, sales and use taxes, customs duties, business taxes and all other taxes, duties and levies payable to any competent authority in any jurisdiction, social security contributions as well as any interest, penalties, costs and expenses resulting from or arising out therefrom or relating thereto.
Threshold Amount	shall have the meaning given in Section 6.1.6(a).
Trademark	shall mean trade names, business names, trade dress rights, registered and unregistered trademarks and service marks and logos, and any applications therefore, together with all translations, adaptations, derivations and combinations and like intellectual property rights
VAT	shall mean Value Added Tax.

Annex 3.2(b) – Estimated Closing Accounts and Estimated Closing Statement

Estimated Adjustment Amount

	EUR
Estimated Net Working Capital	4,695,527
(-) Net Working Capital Target	4,991,000
Net Working Capital Surplus/(Shortfall)	(295,473)
(+) Estimated Cash	3,671,216
(-) Estimated Debt	4,208,154
Adjustment Amount	**(832,411)**

Net Working Capital Estimate for Closing Day

EUR in 000s

Quarterly net working capital

		Closing Estimate
Inventory		5,331
Trade receivables		1,810
Trade payables		(3,077)
Advances suppliers/(customers)		11
TWC		4,075
Other assets		454
Other liabilities		(559)
NWC		3,970
(Debt)/cash like items		
1	CIT payables/(receivables)	196
2	Factoring	[+]
3	Minerva capex payable	500
4	Overdue trade payables	83
Total		779
Other adjustments		
5	DTA	(53)
6	Profit in stock	[-]
Total		(53)
Adjusted NWC		**4,696.527**

Annex 3.3(b) – Example Calculation Adjustment Amount

Illustrative Calculation of Adjustment Amount	
	EUR
Estimated Cash / Closing Cash	3,671,216
(-) Estimated Debt / Closing Debt	(-) 4,208,154
(+) Estimated Net Working Capital / Closing Net Working Capital	(+) 4,695,527
(-) Net Working Capital Target	(-) 4,991,000
(=) Estimated Adjustment Amount / Adjustment Amount*	**(-) 832,411**

For payment purposes the **Estimated Adjustment Amount** and Adjustment Amount will be converted to CHF by using the spot exchange rate quoted by Bloomberg at 5:00 pm (US central time) on the day before the Closing Date

* pro memoria: the Adjustment Amount to become the Final Adjustment Amount once finally determined as set forth in Section 3.3(i).

Illustrative Calculation of Surplus / Shortfall	
	EUR
Final Adjustment Amount	[tbd]
(-) Estimated Adjustment Amount	(-) 832,411
if positive number: Surplus (to be paid by Buyer)	**(+) [tbd]**
if negative number: Shortfall (to be paid by Seller)	**(-) [tbd]**

Net Working Capital in Euros (000's)		L6M	L12M
Inventory		6,075	6,971
Trade receivables		1,401	1,254
Trade payables		(3,082)	(3,424)
Advances suppliers/(customers)		13	11
TWC		4,408	4,813
Other assets		456	1,068
Other liabilities		(478)	(381)
NWC		4,385	5,499
(Debt)/cash like items			
1	CIT payables/(receivables)	87	47
2	Factoring	[+]	[+]
3	Minerva capex payable	500	500
4	Overdue trade payables	72	40
Total		659	588
Other adjustments			
5	DTA	(75)	(86)
6	Profit in stock	[-]	[-]
Total		(53)	(53)
Adjusted NWC		**4,991**	**6,034**

Proposed Target of 4,991

Annex 5.1 – Representations and Warranties of Seller

Subject to the limitations set forth in the Agreement, Seller hereby represents and warrants to Buyer at and as of the date of this Agreement the following:

(a) Ownership and Qualification

(i) Each Company is duly incorporated, organized and validly existing under the laws of its place of incorporation and has full corporate power and authority to own or use its assets and properties and to conduct its business as the same is presently being conducted.

(ii) Seller is the sole legal and beneficial owner of the Shares, free and clear of any Liens. There are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any of the Shares.

(iii) The Shares are validly issued and fully paid in and the share capital has not been repaid in whole or in part.

(iv) Neither Company holds shares, interests or other participations in any other Person.

(b) Due Authorization

(i) Seller has the absolute and unrestricted right, power, authority and capacity and has received all the necessary approvals from its corporate bodies to execute this Agreement and to perform its respective obligations hereunder. There are no limitations under applicable law and the constituting documents of Seller, or any contracts by which Seller is bound that would prevent Seller from entering into or performing its obligations under this Agreement.

(ii) The Seller requires no authorizations, permits or consents from any governmental or administrative authority, or any third party (including without limitation any shareholders or creditors of Seller) for the consummation of the transactions contemplated by this Agreement other than as set out herein.

(iii) There are no actions, suits or proceedings pending against Seller or any of Seller's Affiliates before any court or administrative authority, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement. Seller has no knowledge of any actions, suits or proceedings in accordance with the preceding sentence which have been threatened in writing to be filed or instituted against Seller or any of Seller 's Affiliates.

(c) Financial Statements

(i) The financial statements of Company 1 as at 31 December 2023 have been properly prepared in accordance with Accounting Principles, preserving continuity, and reflect accurately the business events for Company 1 as at 31 December 2022 and the results of the operations for the financial period then ended.

(ii) The financial statements for Company 2 as at 31 December 2023 have been properly prepared in accordance with Accounting Principles, preserving continuity, and reflect accurately the business events for the Company 2 as at 31 December 2023 and the results of the operations for the financial period then ended.

(iii) Since 1 January 2024 the Companies have carried out the Jolly Business in the ordinary course of business, consistent with prior practice.

(d) Taxes

All tax returns required to be filed before the Closing for Taxes payable or reimbursable by a Company have been timely filed. All such tax returns (i) have been prepared in the manner required by applicable law, (ii) are true, correct and complete in all material respects, and (iii) accurately reflect the liability for Taxes of the Companies in all material respects. All Taxes due on or before 31 December 2022 have been timely paid or fully reserved against in the financial statements of the respective Company.

(e) Fixed Assets

The fixed assets held by the Companies are in good working order (ordinary wear and tear accepted), have been maintained in accordance with normal practice, are safe to operate in accordance with their current practice, subject to continued repair and replacement in accordance with past practices, and are not subject to any Liens or agreements to create Liens (in either case other than the Permitted Liens).

(f) Intellectual Property Rights

(i) All Trademarks registered in the name of one of the Companies are listed in Annex 5.1(f)(i) (the **Jolly Intellectual Property Rights**).

(ii) To Seller's knowledge, no claims (1) that are still pending or (2) that have a negative impact on the Jolly Business or the Jolly Intellectual Property Rights post-Closing, have been made or threatened in writing challenging the validity or enforceability of the Jolly Intellectual Property Rights. All registration fees now due and payable to obtain and maintain the Jolly Intellectual Property Rights have been paid.

(iii) To Seller's Knowledge the operation of the Jolly Business as currently being operated and the use of the Jolly Intellectual Property Rights does not infringe any Intellectual Property Rights of any third party and, to Seller's Knowledge, no third party has claimed in writing that the conduct of the Jolly Business as presently being conducted infringes upon any Intellectual Property Rights of any other Person.

(g) Employment

(i) Except as otherwise provided for by applicable mandatory law, no employee of the Companies has a notice period longer than six (6) months, nor is there a termination compensation payable for termination on due notice which would exceed the equivalent of 6 months' salary. There are no material salary increases or other amendments to the terms of the employment resolved but not yet implemented other than in the ordinary course of business and in compliance with mandatory law.

(ii) There are no employment or labor related actions, suits or proceedings pending against or threatened in writing against the Companies or in which the Companies are otherwise involved before any court, arbitral tribunal, administrative board, agency or commission involving an amount in dispute exceeding CHF 50,000.

(h) Material Contracts

(i) The Disclosure Documents contain all material contracts of the Companies (the **Material Contracts**), which:

(1) contain any covenant prohibiting or materially limiting the right to compete in any line of business pertaining to the Jolly Business;

(2) contain any agreement or series of agreements which provide for an aggregate liability of more than CHF 250,000;

(3) contain any agreement that involves performance of services or delivery of goods of an amount or value in excess of CHF 500,000;

(4) contain any provision which refers to a change of control;

(5) relate to the acquisition or disposal of a material portion of the Companies since 2020 for a consideration of CHF 500,000 or more;

(6) are joint venture, shareholder's alliance or other form of cooperation agreements with third parties providing for an aggregate liability in excess of CHF 500,000; or

(7) are not terminable on less than six (6) months' notice without compensation exceeding CHF 100,000.

(ii) To Seller's Knowledge as of the date hereof, the Material Contracts are valid and enforceable, the Companies have performed all material obligations arising out of such contracts and no notice of termination has been received or given in writing. To Seller's Knowledge the counterparties have performed all material obligations arising out of the Material Contracts and no grounds for early or extraordinary termination exist.

(i) Insurance

(i) All premiums due and payable as of the date hereof on all current insurance contracts (the **Policies**) entered into by the Companies, have been duly paid as of the date hereof. The Policies are in full force and effect and are not void or voidable by the insurer.

(ii) There is no material claim outstanding under, or in respect of the validity of, any of the Policies, all material claims have been settled in full and, so far as Seller is aware, there are no circumstances that exist which are likely to give rise to any claim under any of the Policies. Since 2020, there have been no material claims as to which insurance coverage has been denied.

(j) Litigation

(i) There are no actions, suits or proceedings pending or threatened in writing against any Company before any court, arbitral tribunal, administrative board, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, of an amount in dispute exceeding CHF 100,000.

(ii) The Companies are not the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body which is or may be materially adverse to the operation of the Jolly Business, and, as far as Seller is aware, no such investigation, inquiry or enforcement proceedings have been threatened against any Company.

(k) Compliance

To Seller's Knowledge the Companies comply in all material respects with applicable laws, regulations and governmental, regulatory and other permits, licenses, authorizations, approvals and consents. The Companies possess all governmental, regulatory and other permits, licenses, authorizations, approvals, identification numbers and consents necessary to carry out the Jolly Business as presently conducted (the **Permits**). All such Permits are, to Seller's Knowledge, valid and have not expired.

Product Warranty and Liability

The Companies have not directly or indirectly manufactured, processed, sold or supplied any products which do not comply with the warranties or representations given by Seller or which do not comply with applicable laws, regulations and standards

or otherwise give rise to any product liability claim by any customer or any third party in respect thereof.

(l) Pensions and Employee Benefit Matters; Social Security

(i) Except as otherwise provided for by applicable mandatory law, there are no employment or benefit agreements, plans or arrangements entitling any employee of a Company to severance or other payments upon a change of control of the Companies.

(ii) No severance benefits will become payable to any employee under any applicable agreement or legal requirement in connection with the execution and implementation of this Agreement and the transactions contemplated hereby.

(iii) All social security, pension fund, benefit plan or similar payments due as at 31 December 2022 in favour of the employees of the Company under the law or any benefit plans (collectively, the **Employee Benefit Plans**) have been fully paid or provisioned in the respective statutory balance sheet. All contributions required to be made as at 31 December 2022 under the terms of the law (as regards social security) or any such Employee Benefit Plan have been timely made or have been adequately provisioned in the respective statutory financial statements.

(m) Disclosure

The Disclosure Documents were produced in good faith by Seller for the purpose of assisting Buyer in its due diligence investigation and evaluation of the transactions contemplated by the Agreement and contain all information which Seller in good faith believes to be material for a reasonable buyer in taking the decision to acquire the Companies. The Disclosure Documents made available to Buyer are true and correct in all material respects.

Annex 5.2 – Representations and Warranties of Buyer

Subject to the limitations set forth in the Agreement, Buyer hereby represents and warrants to Seller at and as of the date of this Agreement the following:

(n) Buyer is a corporation duly organized and validly existing under the laws of the United Kingdom and has full corporate power, authority and necessary governmental approvals to own or use its assets and properties and to conduct its business as the same is presently being conducted.

(o) Buyer has the absolute and unrestricted right, power, authority and capacity and has received all the necessary approvals from its corporate bodies to execute this Agreement and to perform its respective obligations hereunder. There are no limitations under applicable law and the constituting documents of Buyer, or any contracts by which Buyer is bound that would prevent Buyer from entering into or performing its obligations under this Agreement.

(p) No authorizations, permits or consents are required from any governmental or administrative authority, or any third party (including without limitation any shareholders or creditors of Buyer) for the consummation of the transactions contemplated by this Agreement other than as set out herein.

(q) There are no actions, suits or proceedings pending against Buyer or any of Buyer's Affiliates before any court or administrative authority, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement. Buyer has no knowledge of any actions, suits or proceedings in accordance with the preceding sentence which have been threatened in writing to be filed or instituted against Buyer or any of Buyer's Affiliates.

(r) Buyer has arranged that on the Closing Date it will have the necessary funds to finance the transactions contemplated by this Agreement. The funds which Buyer shall use to finance the present transaction originate from legal sources and the use of such funds in the present transaction does not violate any applicable laws of any relevant jurisdiction.